Exhibit 4.1
REGISTRATION RIGHTS AGREEMENT

BY AND BETWEEN
ABRAXAS PETROLEUM CORPORATION
AND
BLACKBEARD RESOURCES, LLC

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of August 9, 2017 by and between Abraxas Petroleum Corporation, a Nevada corporation (the “Company”), and Blackbeard Resources, LLC, a Delaware limited liability company (“Blackbeard”), a holder of outstanding common shares of Common Stock of the Company.
RECITALS
WHEREAS, this Agreement is made in connection with the Exchange Agreement dated as of July 13, 2017 (the “Exchange Agreement”), by and between the Company and Blackbeard, whereby Blackbeard will transfer certain assets to the Company and, as partial consideration therefor, the Company will issue shares of its Common Stock to Blackbeard on the Closing Date pursuant to the terms of the Exchange Agreement; and
WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of Blackbeard.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND EFFECTIVENESS

Section 1.01    Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Exchange Agreement, except that the terms set forth below are used herein as so defined:
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including voting securities, by contract or agency or otherwise.
“Agreement” has the meaning specified therefor in the introductory paragraph.
“Board of Directors” means the Board of Directors of the Company or any successor thereof.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business..

“Common Stock” means shares of common stock of the Company, par value $0.01 per share, and any securities of the Company (or any successor in interest) into which such shares of Common Stock may be reclassified or changed, including by reason of a merger, consolidation, reorganization or recapitalization.
“Company” has the meaning specified therefor in the introductory paragraph and shall also include any successor or assign as contemplated by Section 3.04.
“Effectiveness Deadline” has the meaning specified therefor in Section 2.01(a).
“Effectiveness Period” has the meaning specified therefor in Section 2.01(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agreement” has the meaning specified therefor in the recitals of this Agreement.
“Blackbeard” has the meaning specified therefor in the introductory paragraph.
“Holder” means a holder of Registrable Securities, including any Permitted Assignee that is a holder of Registrable Securities. Notwithstanding the foregoing, any holder of Registrable Securities may irrevocably elect to terminate its rights and obligations under this Agreement by providing written notice of such election to the Company and, from and after the delivery of such notice, such holder shall no longer be a “Holder” hereunder; provided, however, that the provisions of Section 2.08 and Section 2.09 and Article III shall survive with respect to such holder after such termination.
“Holder-Underwriter Registration Statement” has the meaning specified therefor in Section 2.04(n).
“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a).
“Losses” has the meaning specified therefor in Section 2.08(a).
“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
“Overnight Underwritten Offering” means an Underwritten Offering that is launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day.
“Permitted Assignee” has the meaning specified therefor in Section 2.10.
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority, or any group comprised of two or more of the foregoing.
“Piggyback Notice” has the meaning specified therefor in Section 2.02(a).

“Piggyback Offering” has the meaning specified therefor in Section 2.02(a).
“Registrable Securities” means the shares of Common Stock issued to Blackbeard pursuant to the Exchange Agreement until such time as such shares cease to be Registrable Securities pursuant to Section 1.02.
“Registration Expenses” has the meaning specified therefor in Section 2.07(a).
“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.
“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor rule or regulation to Rule 144 in effect).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.08(a).
“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a).
“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks, and includes Overnight Underwritten Offerings.
“Underwritten Offering Filing” has the meaning specified therefor in Section 2.02(a).
“Underwriter” means, with respect to any Underwritten Offering, an underwriter of such Underwritten Offering.
Section 1.02    Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security is effective and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to Rule 144; (c) such Registrable Security has been disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities, other than any transfer between a Holder and a Permitted Assignee (or vice versa); (d) such Registrable Security may be resold pursuant to Rule 144 without any volume limitation, or (e) such Registrable Security ceases to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise). The Company shall not be required to register the offering and sale of the same Registrable Securities under more than one Shelf Registration Statement at any one time.
Section 1.03    Effectiveness. This Agreement shall not be effective unless and until such date as the Closing (as defined in the Exchange Agreement) occurs under the Exchange Agreement, whereupon it shall become effective automatically. In the event that the Exchange Agreement is terminated pursuant to its terms, on the date of such termination, this Agreement automatically shall terminate and shall be of no further force or effect.
ARTICLE II
REGISTRATION RIGHTS
Section 2.01    Shelf Registration.
(a)    Shelf Registration. The Company shall (i) no later than two (2) Business Days after the Closing Date, prepare and file a registration statement under the Securities Act to permit the public resale of all of the Registrable Securities from time to time, including as permitted on a continuous or delayed basis pursuant to Rule 415 under the Securities Act (or any similar provision then in force) with respect to all of the Registrable Securities (the “Shelf Registration Statement”) and (ii) use its reasonable commercial efforts to cause the Shelf Registration Statement to become effective as soon as reasonably practicable thereafter but in no event later than the date that is 60 days after the date the Closing occurs (such date, as may be delayed pursuant to Section 2.01(b), the “Effectiveness Deadline”). The Shelf Registration Statement filed pursuant to this Section 2.01(a) shall be a registration statement on Form S-3 under the Securities Act if the Company is eligible to use Form S-3 or Form S-1 under the Securities Act if the Company is not eligible to use Form S-3. Subject to Section 2.01(b), the Company will use its reasonable commercial efforts to cause the Shelf Registration Statement filed pursuant to this Section 2.01(a) (or, if necessary, a replacement Shelf Registration Statement) to be continuously effective under the Securities Act from and after the date it is first declared or becomes effective until all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or there are no longer any Registrable Securities outstanding or such Registrable Securities have ceased to be Registrable Securities (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that the Shelf Registration Statement becomes effective, but in any event within three (3) Business Days after such date, the Company shall provide the Holders with written notice of the effectiveness of such Shelf Registration Statement.

(b)    Delay Rights. Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to (a) all Holders, delay the filing and effectiveness of the Shelf Registration Statement or (b) any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement but such Selling Holder may settle any contracted sales of Registrable Securities) if: (i) the Company is pursuing a pending transaction, including an acquisition, merger, reorganization, tender offer, business combination, corporate reorganization, disposition or other similar transaction (including a pending securities offering) and the Board of Directors determines in good faith that the Company's ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, or (ii) the Company has experienced some other material non-public event or circumstance the disclosure of which at such time, in the good faith judgment of the Board of Directors, would materially and adversely affect the Company; provided, however, that in no event shall (A) such filing and effectiveness of the Shelf Registration Statement be delayed under this Section 2.01(b) for a period that exceeds 45 days or (B) such Selling Holders be suspended under this Section 2.01(b) from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt written notice to the Holders, and shall promptly terminate any suspension of the filing or effectiveness of the Shelf Registration Statement and/or any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement. If the Company exercises its suspension rights under this Section 2.01(b), then during any such suspension period, the Company shall not engage in any transaction involving the offer, issuance, sale or purchase of any equity securities of the Company (whether for the benefit of the Company or a third Person), except (A) transactions involving the issuance or purchase of any equity securities of the Company as contemplated by Company employee benefit plans or employee or director arrangements and (B) the issuance of equity securities of the Company as acquisition consideration pursuant to any transaction set forth in clause (i) of this Section 2.01(b).
Section 2.02    Piggyback Rights.
(a)    Participation. If at any time during the Effectiveness Period, the Company proposes to file (including as a result of the exercise of registration rights by a holder other than a Holder) (i) a shelf registration statement other than the Shelf Registration Statement, (ii) a prospectus supplement to an effective shelf registration statement, other than the Shelf Registration Statement, and Holders could be included without the filing of a post-effective amendment thereto (other than a post-effective amendment that is immediately effective), or (iii) a registration statement, other than a shelf registration statement, in the case of each of clause (i), (ii) or (iii), for the sale of shares of Common Stock in an Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than five (5) Business Days (or one (1) Business Day in the case of an Overnight Underwritten Offering or similar “bought deal”) prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement, as the case may be (an “Underwritten Offering Filing”), the Company shall give written notice of such proposed Underwritten Offering (a “Piggyback Offering”) to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of shares of Common Stock (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if the Company has been advised by the Managing Underwriter in writing that the inclusion of Registrable Securities for sale for the benefit of the Selling Holders is likely to have a material adverse effect on the price, timing or distribution of the shares of Common Stock in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Selling Holders shall be determined based on the provisions of Section 2.02(b). The notice required to be provided in this Section 2.02(a) to the Holders (the “Piggyback Notice”) shall be provided on a Business Day pursuant to Section 3.01. Each Holder shall then have three (3) Business Days (or one (1) Business Day in the case of an Overnight Underwritten Offering or similar “bought deal”) after the date on which the Holders received the Piggyback Notice to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing thereof, the Board of Directors shall determine for any reason not to undertake or to delay such Underwritten Offering, the Company may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to the Company of such withdrawal up to and including the time of pricing of such Underwritten Offering.
(b)    Priority of Rights. In connection with an Underwritten Offering contemplated by Section 2.02(a), if the Managing Underwriter or Underwriters of any such Underwritten Offering advises the Company in writing that the total amount of Common Stock that the Selling Holders intend to include in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering without being likely to have a material adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock, then the Common Stock to be included in such Underwritten Offering shall include the number of shares of Common Stock that such Managing Underwriter or Underwriters advises the Company can be sold without having such material adverse effect, with such number to be allocated (i) first, to the Company, and (ii) second, if there remains any availability for additional shares of Common Stock to be included in such Underwritten Offering following the allocation to the Company, pro rata among all Selling Holders who have requested participation in such Underwritten Offering. The pro rata allocations for each such Selling Holder shall be the product of (A) the aggregate number of Registrable Securities proposed to be sold by all Selling Holders participating in the Underwritten Offering (for the avoidance of doubt, after giving effect to the allocation to the Company pursuant to clause (i) of the preceding sentence) multiplied by (B) the fraction derived by dividing (x) the number of the shares of Common Stock owned at such time by such Selling Holder by (y) the aggregate number of Common Stock owned at such time by all Selling Holders participating in the Underwritten Offering. Each participating Selling Holder also shall have the opportunity to include in the Underwritten Offering its pro rata allocation of any Common Stock other Selling Holders do not elect to sell in such Underwritten Offering under this Section 2.02(b).
Section 2.03    Underwriting. In the event of an Underwritten Offering, the Company shall cause the appropriate officers of the Company to participate in a roadshow or similar marketing effort, on a customary basis and upon reasonable notice, provided that the gross proceeds from such Underwritten Offering are reasonably expected to exceed $25,000,000. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably and customarily required under the terms of such underwriting agreement. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representations required by law.
Section 2.04    Registration Procedures. In connection with its obligations under this Article II, the Company will, as soon as reasonably practicable:
(a)    prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement or any other registration statement contemplated by this Agreement and the prospectus used in connection therewith as may be necessary to cause the Shelf Registration Statement to be effective and to keep the Shelf Registration Statement or any other registration statement contemplated by this Agreement effective as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered thereby; and if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify the Holders that inclusion in such prospectus supplement of certain information contained in any of the Company’s reports filed pursuant to the Exchange Act is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Company shall use its commercially reasonable efforts to include any such information in such prospectus supplement;
(b)    furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including furnishing or making available exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Selling Holder the opportunity to comment on or object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make any changes reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Shelf Registration Statement or such other registration statement;
(c)    if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
(d)    promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement contemplated by this Agreement, when the same has become effective; and (ii) any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement thereto;
(e)    promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
(f)    furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(g)    in the case of an Underwritten Offering, furnish upon request and addressed to the underwriters, (i) an opinion of counsel for the Company, dated the date of the closing under the underwriting agreement, and (ii) a “comfort letter,” dated the date of pricing of the Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and cover substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten offerings of securities by the Company, and such other matters as such underwriters may reasonably request;
(h)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first day of the Company’s full fiscal quarter after the effective date of such registration statement (which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q, or 8-K under the Exchange Act;
(i)    make available to the appropriate Representatives of the Selling Holders and the Managing Underwriter access to such information and the Company personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act;
(j)    cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed or quoted;
(k)    use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;
(l)    provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;
(m)    enter into customary agreements, including a customary underwriting agreement, and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities;
(n)    if any Holder has been advised by counsel that such Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act in connection with the registration statement in respect of any registration of Registrable Securities of such Holder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement, a “Holder-Underwriter Registration Statement”), then cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof, including by having the legal opinions, comfort letters, and other instruments provided that are required to be provided to Underwriters hereunder be addressed to such Holder; and
(o)    if requested by any Holder, (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to the Shelf Registration Statement or any other registration statement contemplated by this Agreement.
Section 2.05    Cooperation by Holders.
(a)    Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in Section 2.04(e), shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(e) or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will, or will request the Managing Underwriter, if any, to deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

(b)    The Company shall have no obligation to include in the Shelf Registration Statement shares of Common Stock of a Holder who has failed to timely furnish such information that, in the opinion of counsel to the Company, is reasonably required to be furnished or confirmed in order for the registration statement or prospectus supplement thereto, as applicable, to comply with the Securities Act.
Section 2.06    Restrictions on Public Sales. Each Holder participating in an Underwritten Offering agrees to enter into a customary letter agreement with underwriters of such Underwritten Offering providing such Holder will not effect any public sale or distribution of Registrable Securities during a period of up to 90 calendar days beginning on the date of a prospectus or prospectus supplement filed with the SEC with respect to the pricing of such Underwritten Offering; provided, that (a) no Holder shall be subject to such restrictions unless the Company and the officers or the directors of the Company are subject to the same restrictions, (b) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Company or the officers, directors or any other stockholder of the Company on whom a restriction is imposed and (c) the restrictions set forth in this Section 2.06 shall not apply to any Registrable Securities that are sold in connection with an Underwritten Offering pursuant to this Agreement.
Section 2.07    Expenses.
(a)    Certain Definitions. “Registration Expenses” means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Shelf Registration Statement, an Underwritten Offering covered under this Agreement, and/or the disposition of such securities, including all registration, filing, securities exchange listing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, word processing, duplicating and printing expenses and the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “comfort letters” required by or incident to such performance and compliance. “Registration Expenses” shall not include (A) the underwriting fees, discounts and selling commissions applicable to the sale of Registrable Securities, (B) fees of underwriters’ counsel allocable to the sale of the Registrable Securities, (C) transfer taxes allocable to the sale of Registrable Securities or (D) fees and disbursements of counsel for the Holders.
(b)    Expenses. The Company will pay all Registration Expenses, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to the Shelf Registration Statement.
Section 2.08    Indemnification.
(a)    By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder thereunder, its Affiliates and their respective directors and officers and each Person, if any, who controls such Selling Holder within the meaning of the

Securities Act and the Exchange Act and its directors and officers (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’, accountants’ and experts’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus (if the Company authorized the use of such preliminary prospectus), free writing prospectus (if such free writing prospectus was authorized for use by the Company) or final prospectus contained therein, or any amendment or supplement thereof (if used during the period the Company is required to keep the Shelf Registration Statement current), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Shelf Registration Statement or such other registration statement or any prospectus contained therein or any amendment or supplement thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such Affiliate, director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
(b)    By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Company, its directors and officers, and each Person, if any, who controls the Company within the meaning of the Securities Act or of the Exchange Act against any Losses to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
(c)    Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party’s failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to any indemnified party other than under this Section 2.08. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (plus reasonably required local counsel) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against an indemnified party with respect to which it is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.
(d)    Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to the Company or any Selling Holder or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between the Company, on the one hand, and such Selling Holder, on the other hand, in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of such Selling Holder, on the other, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Company, on the one hand, and each Selling Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e)    Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.
Section 2.09    Rule 144 Reporting; Legend Removal.
(a)    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable commercial efforts to:
(i)    make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144, at all times from and after the Closing Date;
(ii)    file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the Closing Date;
(iii)    so long as a Holder owns any Registrable Securities, furnish, unless otherwise available electronically via the SEC’s Edgar system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration; and
(iv)    take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.
(b)    Legend Removal. Upon the request of a Holder of a certificate representing Common Stock bearing a restrictive legend referring to the federal securities laws, the Company shall cause the transfer agent for the Common Stock to remove the such restrictive legend from such certificate and from any certificate to be issued to the applicable transferee if such legend is not required in order to establish compliance with any provisions of the Securities Act. Prior to such removal, unless there is in effect a registration statement under the Securities Act covering an applicable proposed transfer of such Common Stock, the Company may require, as a condition of such removal, that the Holder provide, to the Company and the transfer agent for the Common Stock (i) an opinion of legal counsel reasonably satisfactory to the Company to the effect that removal of such restrictive legend is appropriate under Rule 144, and/or (ii) any other evidence reasonably satisfactory to counsel to the Company that such legend removal is appropriate.

Section 2.10    Transfer or Assignment of Registration Rights. The Registrable Securities and the rights to cause the Company to include Registrable Securities in a Shelf Registration Statement, to exercise Piggyback Offering rights pursuant to Section 2.02, may be transferred or assigned by the Holders in whole or in part to any member of Blackbeard or any of their respective Affiliates; provided that any assignee under this Section 2.10 is assigned at least 10% of the total Registrable Securities (each, a “Permitted Assignee”); provided, further, that (a) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such Permitted Assignee and identifying the securities that are being transferred or assigned, and (b) each such Permitted Assignee executes a joinder to this Agreement under which it becomes a “Holder” under this Agreement and agrees to be bound by the provisions of this Agreement applicable to Holders.
Section 2.11    Information by Holder. Any Holder or Holders of Registrable Securities included in any registration statement shall promptly furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.
Section 2.12    Duration of Agreement. This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities outstanding; provided, however, that the Company’s and any Holder’s obligations under Section 2.07, Section 2.08, Section 2.09 and Article III shall survive such termination.

ARTICLE III
MISCELLANEOUS

Section 3.01    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by electronic transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):
if to the Company to:
Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, Texas 78258
Attention: Mr. Geoffrey R. King
Fax: (210) 918-6675
E-mail: gking@abraxaspetroleum.com
with a copy to (which does not constitute notice):

Jackson Walker L.L.P.
112 E. Pecan St., Suite 2400
San Antonio, Texas 78205
Attention: Mr. Steven R. Jacobs
Fax: (210) 978-7790
E-mail: sjacobs@jw.com
if to the Holders to:
Blackbeard Resources, LLC
201 W. Wall Street, Suite 900
Midland, TX 79701
Attention: Mr. Jordan Barrett
Fax:
E-mail: jbarrett@blackbeardoperating.com
with a copy to (which does not constitute notice):
Winstead P.C.
500 Winstead Building
2728 Harwood Street
Dallas, Texas 75201
Attention: Mr. Michael A. Freeman
Fax: (214) 745-5390
E-mail: mfreeman@winstead.com
or, if to a transferee of a Holder, to the transferee at the addresses provided pursuant to Section 2.10. Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by electronic transmission (to such e-mail address specified above or another address as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.
Section 3.02    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent provided herein.
Section 3.03    Assignment of Rights. No party hereto transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of the other party or parties except in accordance with Section 2.10.
Section 3.04    Recapitalization, Exchanges, etc. Affecting the Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for stock dividends, stock splits, combinations, recapitalizations, exchanges, and the like occurring after the date of this Agreement.
Section 3.05    Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
Section 3.06    Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., pdf) will be effective as delivery of a manually executed counterpart hereof.
Section 3.07    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 3.08    Governing Law. This Agreement (including all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement) and the legal relations among the parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. Any dispute arising out of or relating to this Agreement which cannot be amicably resolved by the parties, shall be brought in a federal or state court of competent jurisdiction of the State of Texas..
Section 3.09    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions: (a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used; (b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate; (c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation; (d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings; (e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”; (f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; (g) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (h) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement; (i) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement; (j) any references herein to a particular Section or Schedule means a Section or Schedule to this Agreement unless otherwise expressly stated herein; and (k) all references to days mean calendar days unless otherwise provided.
Section 3.10    Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
Section 3.11    Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
Section 3.12    Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by each of the parties, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 3.13    Further Assurances. Each party hereto shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.
Section 3.14    Prevailing Parties. In the event of any claim, dispute, litigation, arbitration or other proceeding with regard to this Agreement, the prevailing party or parties shall be entitled to receive from the non-prevailing party or parties, and the non-prevailing party or parties shall pay, all reasonable attorneys’ fees incurred by the prevailing party or parties in connection with the resolution of such claim, dispute, litigation or other proceeding.
(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ABRAXAS PETROLEUM CORPORATION

By:
Name: Geoffrey R. King
Title: Chief Financial Officer

BLACKBEARD RESOURCES, LLC

By:
Name: Kaleb Smith
Title: Chief Executive Officer

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT